EXHIBIT 16.1

May 24, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of the Comcast Corporation Retirement-Investment Plan's Form 8-K dated May 24, 2005, and have the following comments:

1. We agree with the statements made in the first sentence of paragraph 1 and paragraphs 2 through 5 therein.

2. We have no basis on which to agree or disagree with the statements made in the second and third sentence of paragraph 1 or the last paragraph therein.

Yours truly,

/s/Deloitte & Touche LLP